UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1 to

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES

EXCHANGE ACT OF 1934

PIONEER DIVERSIFIED HIGH INCOME FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	20-8779403
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

60 State Street, Boston, MA 02109

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value of $0.001 par value	NYSE American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-140358

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

Amendment No. 1 to Form 8-A

Pioneer Diversified High Income Fund, Inc., a Maryland corporation (the “Registrant”), hereby amends and adopts the Form 8-A filed by Pioneer Diversified High Income Trust, a Delaware statutory trust (the “Predecessor Registrant”), as filed on April 12, 2007, by:

a.	Changing the name of the Registrant from “Pioneer Diversified High Income Trust” to “Pioneer Diversified High Income Fund, Inc.;” and

b.	Replacing in its entirety Item 1 with the following Item 1:

Item 1.	Description of Registrant’s Securities to be Registered

The shares (the “Shares”) to be registered hereunder are common shares of beneficial interest, $0.001 par value per Share, of the Registrant.

In connection with a reorganization transaction on April 21, 2021 between the Predecessor Registrant and the Registrant (the “Reorganization”) the Predecessor Registrant has merged with and into the Registrant, the Predecessor Registrant has ceased to exist and the Registrant has become the surviving entity. Upon effectiveness of such merger, (i) the Registrant became the successor in interest to the Predecessor Registrant, (ii) each outstanding share of common stock of the Predecessor Registrant automatically converted into one share of common stock of the Registrant, and (iii) the shareholders of the Predecessor Registrant became stockholders of the Registrant. The rights of stockholders of the Registrant are governed by the Maryland General Corporation Law and the Articles of Incorporation and Bylaws of the Registrant. The governing documents of the Predecessor Registrant and the Registrant, and the rights of shareholders thereunder, are substantially similar except that, in connection with the Reorganization, the Board of Directors of the Registrant has unanimously adopted bylaws to cause the Registrant to be subject to the Maryland Control Share Acquisition Act (the “MCSAA”). Delaware law, and the Predecessor Registrant’s governing documents, do not contain a comparable provision.

The MCSAA protects the interests of all stockholders of a Maryland corporation by providing that any holder of “control shares” acquired in a “control share acquisition” may not exercise voting rights with respect to the “control shares,” except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter, excluding votes otherwise entitled to be cast by the “acquiring person” (i.e., the holder or group of holders acting in concert that acquires, or proposes to acquire, “control shares”) and any officer or employee-director of such Maryland corporation. Generally, “control shares” are shares that, when aggregated with shares already owned by an acquiring person or as to which an acquiring person is able to exercise or direct the exercise of voting power, would entitle the acquiring person to exercise one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the total voting power of shares entitled to vote in the election of directors. Voting rights generally must be approved each time an acquiring person crosses one of the relevant voting power thresholds. Thus, application of the MCSAA does not eliminate voting rights for shares of common stock of the Registrant acquired in a “control share acquisition,” but rather, entrusts the fund’s other “non-interested” stockholders with determining whether to approve the authorization of the voting rights for the acquiring person. The application of the MSCAA to the Registrant is subject to any limitations under the Investment Company Act of 1940.

The Reorganization had no direct economic effect on the investments of the Predecessor Registrant’s shareholders. The service providers to the Predecessor Registrant continue to provide the same services to the Registrant. The investment adviser, administrator, custodian, transfer agent, and auditor of the Predecessor Registrant perform the same services for the Registrant and are governed by the same arrangements. The individuals serving as Trustees and officers of the Predecessor Registrant serve as Directors and officers of the Registrant, and the Registrant retains the same independent registered public accounting firm as the Predecessor Registrant. The portfolio characteristics, investment objectives, policies and risks of the Registrant are the same as those of the Predecessor Registrant. Finally, the Registrant’s capital structure is substantially the same as the capital structure of the Predecessor Registrant.

Item 2.	Exhibits

1.	Articles of Incorporation

2.	Bylaws

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PIONEER DIVERSIFIED HIGH INCOME FUND, INC.

Date: April 21, 2021	By:	/s/ Christopher Kelley
		Name:	Christopher Kelley
		Title:	Secretary